NEVADA
SECRETARY OF STATE

Filed in the Office of	Record Number E12152082021-9
Secretary of State State Of Nevada	Filing Number F202610281837
	Filed On 10/27/2026 01:22 PM
	Number of Pages 6

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955

X Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

Certificate of Amendment to Designation - After Issuance of Class or Series

Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Outdoor Specialty Products, Inc. Entity or Nevada Business Identification Number (NVID): E12152082021-9
2. Effective Date and Time: (Optional)	Certificate of Designation or Amendment to Designation Only Date: Time: Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
3. Class or Series of Stock Being Designated or Amended:	Enter the name of the class or series of stock being designated or amended: Series A Preferred Stock Enter the number of shares being designated: 100
4. Stock Class or Series Amendment:	**Certificate of Amendment to Designation - Before Issuance of Class or Series** As of the date of this certificate, no shares of this class or series of stock has been issued.
	Certificate of Amendment to Designation - After Issuance of Class or Series Unless the governing documents say otherwise, the board may amend a class or series of stock only with required stockholder approval. Stockholders holding a majority of the voting power must approve the amendment, unless a higher percentage is required. Approval must include: • Shareholders of the stock being changed • Shareholders of any stock with a higher payout priority if the company dissolves, even if those shareholders normally do not have voting rights. **Class or Series Name After Amendment:** Enter "N/A" if the name is not changing. Number of Shares After Amendment:

You must include the filing fee with this form. The filing fee is $175.00.

Page 1 of 2
Revised: 7/1/2026

NEVADA SECRETARY OF STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

Certificate of Amendment to Designation - After Issuance of Class or Series

Certificate of Withdrawal of Certificate of Designation

5. Resolution: Complete for Certificate of Designation and Amendment to Designation	Pursuant to the articles of incorporation and by resolution of the board of directors, this certificate establishes or amends the voting powers, designations, preferences, limitations, restrictions, and relative rights of the class or series of stock described below. There is hereby established, out of the 10,000,000 shares of the Preferred Stock, par value $0.001, authorized in Article V of the Corporation?s Articles of Incorporation, a series of the Preferred Stock consisting of 100 shares which are designated as the "Series A Preferred Stock," and which shall have the powers, designations, preferences, and relative participating optional, or other rights, and the qualifications, limitations, and restrictions, set forth in Exhibit A attached hereto and incorporated herein by reference. Additional Pages attached Attach additional page(s) if necessary.
6. Withdrawal: Pursuant to 78.1955(6)	Designation being withdrawn: Date of designation: As of the date of this filing, no shares of this class or series of stock has been issued for the above certificate of designation. This certificate authorized the withdrawal of the designation by resolution of the board of directors described below: Attach additional page(s) if necessary.
7. Signature: (Required)	**Declaration under penalty of perjury:** The organization acknowledges that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing with the Office of the Secretary of State. This form must be signed by an officer of the corporation (a natural person, not an entity). Kirk — Print First Name; Blosch — Print Last Name; President — Print Title x Kirk Blosch — Signature of Officer; 10/27/2026 — Date

You must pay the appropriate fee of $175.00 with this filing.

Page 2 of 2
Revised: 7/1/2025

Exhibit A

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK OF
OUTDOOR SPECIALTY PRODUCTS, INC.

(Pursuant to Sections 78.035, 78.195, 78.196 of the Nevada Revised Statutes)

Outdoor Specialty Products, Inc., a Nevada corporation (the “Company”), hereby certifies that the Board of Directors of the Company adopted the following resolution:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company authorized in Article V of the Articles of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of 100 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

A. Designation of Series and Amount.

The shares of Preferred Stock created hereby shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of authorized shares constituting such series shall be one hundred (100). The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Series A Preferred Stock.

1.Share Issuances to Holders .

(a)Issuances of Additional Shares of Common Stock. The Series A Preferred Stock provides protection to the holders of the Series A Preferred Stock in the event the Company issues additional shares of its Common Stock (a “Company Issuance”) at any time during the two-year period commencing on November 1, 2026 and expiring on October 31, 2028 (the “Protection Period”). At all times during the Protection Period, the control figure of 1,284,318 shares (the “Control Figure”) plus the number of shares of Common Stock issued to the holders of the Series A Preferred Stock hereunder shall equal 5% of the issued and outstanding shares of the Company’s Common Stock, including in the denominator the shares issued hereunder. Accordingly, each time the Company issues shares of its Common Stock during the Protection Period (a “Company Issuance”), the holders of the 100 shares of Series A Preferred Stock shall be entitled receive a number of newly issued shares of Common Stock calculated by dividing the number of shares in the Company Issuance by 19 and each individual share of Series A Preferred Stock shall be entitled to receive 1/100 of such amount. The Company shall authorize and direct its transfer agent to issue the shares of Common Stock to each holder of the Series A Preferred Stock within ten (10) days following the date of the Company Issuance. Upon the expiration of the Protection Period, the Series A Preferred Stock shall be automatically terminated without any action by the holders thereof and the shares of Series A Preferred Stock shall be cancelled and returned to the status of authorized and unissued shares of Preferred Stock; provided, that in the event that on the date the Protection Period expires, the Company is committed to issue or is in the process of negotiating a transaction involving the issuance of additional shares of Common Stock, the Protection Period shall be extended through the date that the committed transaction is completed or the negotiated transaction is either completed or terminated.

For purposes of illustration only, in the event that during the Protection Period, the Company issues 5,000,000 additional shares of its Common Stock, the holders of all 100 shares of Series A Preferred Stock shall be entitled to receive 263,158 shares of Common Stock (5,000,000 / 19 = 263,158) and each share of Series A Preferred Stock shall entitle its holder to be issued 1/100 of such number or 2,631.58 shares of Common Stock (263,158 / 100 = 2,631.58). As a result of the Company Issuance, the issued and outstanding shares of the Company’s Common Stock will be increased from the 25,686,360 issued and outstanding shares on the commencement of the Protection Period to 30,949,518 (25,686,360 + 5,000,000 shares in the Company issuance + 263,158 shares required to be issued to the holders of the Series A Preferred Stock) and the Control Figure plus the number of shares issued to the holders of Series A Preferred Stock shall equal 5% of the then total issued and outstanding shares of Common Stock (1,284,318 + 263,158 = 1,547,476 and 1,547,476 / 30,949,518 = 5.0%.

For further purposes of illustration only, if the Company subsequently issues 10,000,000 shares of Common Stock in a second Company Issuance, the holders of all 100 shares of Series A Preferred Stock shall be entitled to receive 526,316 shares of Common Stock (10,000,000 / 19 = 526,316) and each share of Series A Preferred Stock shall entitle its holder to be issued 1/100 of such number or 5,263.16 shares of Common Stock (526,316 / 100 = 5,263.16). As a result of the Company Issuance, the issued and outstanding shares of the Company’s Common Stock will be increased from the 30,949,518 issued and outstanding shares following the prior Company Issuance to 41,475,834 (30,949,518 + 10,000,000 shares in the Company issuance + 526,316 shares required to be issued to the holders of the Series A Preferred Stock) and the Control Figure plus the number of shares issued to the holders of Series A Preferred Stock shall equal 5% of the then total issued and outstanding shares of Common Stock (1,284,318 Control Figure + 263,158 issued in first Company Issuance + 526,316 = 2,073,792 and 2,073,792 / 41,475,834 = 5.0%.

(b)No Fractional Shares. No fractional shares of Common Stock will be issued in connection with the issuance of Common Stock to any holder of Series A Preferred Stock hereunder, and any fractional shares shall be rounded up to the nearest whole share.

(c)Reservation of Shares. The Company shall at all times while any share of Series A Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Common Stock as may from time to time be sufficient to issue the shares required to issued hereunder; and if at any time the number of authorized but unissued shares of Common Stock is not believed by management to be sufficient to issue the required number of additional shares hereunder, the Company shall take such actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of Incorporation.

(d)Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time during the Protection Period effects a forward stock split, reverse stock split, other recapitalization, acquisition, reorganization, or other similar event, the formula set forth herein shall be equitably adjusted as necessary so that the holders of the Series A Preferred Stock continue to maintain 5% of the Company’s issued and outstanding shares of Common Stock as more particularly described above during the Protection Period.

2.Liquidation, Dissolution, or Winding Up. The Series A Preferred Stock shall not be entitled to any payment or preference upon the liquidation, dissolution or winding up of the Company.

3.Voting. The Series A Preferred Stock shall be nonvoting.

4.Conversion. The Series A Preferred Stock shall not be entitled to conversion rights.

5.Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.

6.Certificate as to Adjustments. Within ten (10) days following each Company Issuance, the Company shall furnish to each holder of Series A Preferred Stock a certificate setting forth the number of shares issued to him, her, or it and showing in detail the facts upon which such calculation is based.

7.Notice of Record Date. In the event:

(a)the Company takes a record of the holders of its Common Stock for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any liquidation event; or

(c)of the voluntary or involuntary dissolution, liquidation, or winding-up of the Company,

then, and in each such case, the Company shall send or cause to be sent to the holders of the Series A Preferred Stock a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. The Company shall send the notice at least 20 days before the earlier of the record date or effective date for the event specified in the notice.

8.Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this resolution to be given to a holder of shares of Series A Preferred Stock must be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of the Nevada Revised Statutes, and will be deemed sent upon such mailing or electronic transmission.

9.Adjustments. If, during the Protection Period, the Corporation effects a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or similar transaction affecting the common stock, the numerical references and share issuance calculations in this Certificate of Designation shall be equitably adjusted so that the intended economic effect of the Series A Preferred Stock is preserved.

10.No Impairment. During the Protection Period, the Corporation shall not take action for the primary purpose of defeating or materially impairing the share issuance rights expressly granted by this Certificate of Designation. Nothing in this Section shall restrict the Corporation from issuing securities, completing acquisitions, raising capital, compensating employees or consultants, or otherwise conducting its business, provided the share issuance formula is applied in accordance with this Certificate of Designation.